Nobel Learning Communities Expands Network with Acquisition of Ohio Preschools

Leading Education Provider Opens New Market with Nine Schools and Six Before- and After-School and Camp Facilities

      WEST CHESTER, Pa., Dec. 20 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools and middle schools, today announced it has signed an agreement to acquire all the outstanding shares of Enchanted Care Learning Centers, Inc. ("Enchanted Care"), a leading private school for children ages infant through preschool in the Columbus, Ohio market. The transaction is expected to close within 60 days, subject to licensing and regulatory approval.

      Enchanted Care will generate revenue of approximately $12 million for the calendar year ending December 31, 2007. Enchanted Care will add nine preschools and six before- and after-school and camp facilities increasing Nobel Learning's portfolio to 169 schools and six before- and after-school facilities and will increase its operations to 14 states. The transaction is expected to be slightly accretive to Nobel Learning for its fiscal year ending June 28, 2008. Nobel Learning intends to use its existing cash resources and credit facility to pay the approximately $15 million purchase price.

      "We are very pleased to extend our network of schools into Ohio with the addition of Enchanted Care," said George H. Bernstein, President and CEO of Nobel Learning Communities. "Both Nobel Learning and Enchanted Care share a commitment to providing a strong curriculum and a nurturing environment for infant, toddler, preschool and school age children. With our companies' similar educational philosophies and Enchanted Care's reputation as an exceptional school operator, we look forward to sharing best practices of both organizations while working side by side to deliver quality education in Columbus and the surrounding communities."

      "We are extremely excited to be joining the Nobel Learning Communities family of schools," said Tonya Stump, founder and President of Enchanted Care. "Now, our parents and students will not only continue to enjoy the advantages of Enchanted Care's high-quality programs, but will receive the added benefit of Nobel Learning's renowned curriculum-based education model and network of schools. Combining the strengths of these two institutions will provide central Ohio families with exceptional infant, toddler, preschool and school age educational and enrichment experiences."

      Ms. Stump has agreed to continue to provide strategic and consulting services to Nobel Learning. In addition, key Enchanted Care personnel will be joining Nobel Learning's local management team, providing strong leadership and continuity to Enchanted Care's operations and programs.

      About Enchanted Care Learning Centers, Inc.
      Enchanted Care is a leading private school for children ages infant through preschool in Columbus, Ohio and the surrounding counties, delivering well-rounded educational programs that meet the intellectual, physical, social and emotional needs of each child. With facilities located in Delaware, Franklin and Union Counties in Ohio, the Company operates infant through Kindergarten and before- and after-school and camp programs in Dublin, Hilliard, Powell, Lewis Center, Westerville, Gahanna, and Marysville, Ohio.

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      About Nobel Learning Communities
      Nobel Learning Communities, Inc. is a national network of 160 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

      Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.